16825 Northchase Drive, Suite 400, Houston, Texas 77060

COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

113% INCREASE IN SECOND QUARTER 2011 EARNINGS FROM CONTINUING OPERATIONS TO $26.7 MILLION, OR $0.61 PER DILUTED SHARE;

61% INCREASE IN SECOND QUARTER 2011 ADJUSTED CASH FLOW TO $105.5 MILLION, OR $2.47 PER DILUTED SHARE;

30% INCREASE IN SECOND QUARTER 2011 PRODUCTION TO 2.64 MILLION BARRELS OF OIL EQUIVALENT

HOUSTON, August 4, 2011 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $26.7 million for the second quarter of 2011, or $0.61 per diluted share, a 113% increase when compared to second quarter 2010 earnings from continuing operations of $12.5 million, or $0.32 per diluted share.

Net income for the second quarter 2011 was $41.0 million and included the recognition of a $14.4 million non-cash gain from discontinued operations related to previously received proceeds from the sale of the Company’s New Zealand Kowhai permit. The gain was recognized in the current quarter after a settlement was recently reached and all legal claims were dismissed in relation to the permit sale.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for the second quarter 2011 increased 61% to $105.5 million, or $2.47 per diluted share, compared to $65.7 million, or $1.72 per diluted share, for the second quarter 2010.

As previously reported, Swift Energy produced 2.64 million barrels of oil equivalent (“MMBoe”) during the second quarter of 2011, a 30% increase compared to second quarter 2010 production of 2.03 MMBoe.

Terry Swift, CEO of Swift Energy commented, “Swift Energy now has four, soon to be five, operated rigs running in South Texas, a dedicated frac fleet and crew, and additional dedicated natural gas processing and transportation coming online by the end of the third quarter.  We expect to grow 2011 production between 28% to 34% over 2010 levels, and are just beginning to see the benefits of a tightly coordinated project management and development program.

“We are now completing approximately four horizontal wells in South Texas per month and expect to maintain that pace for the remainder of 2011.  We expect to quickly ramp up our daily production rate once a previously announced pipeline that will provide up to 90 million cubic feet per day of dedicated processing and transportation capacity is completed by the end of the third quarter. Our anticipated year end production exit rate is 34,000 – 36,000 barrels of oil equivalent per day, a 28% - 35% increase over our 2010 production exit rate.

“Recent drilling results in Southeast Louisiana should also lead to development drilling for oil in two additional areas in our Lake Washington field where we continue to benefit from strong Gulf Coast crude oil price realizations.  In Central Louisiana, an expansion of our relationship with a top-tier partner is expected to lead to increased crude oil and liquids production in an area that also benefits from strong Gulf Coast price realizations.

“We are now seeing the results of having large acreage positions in liquids rich operating areas where we have leveraged our technical expertise.  With our supply chain and marketing capacity synchronized more than ever before and a multi-year, liquids rich drilling inventory that is more defined than we have ever had, we can now deliver more consistent growth than at any time in the Company’s history.”

Revenues and Expenses

Total revenues for the second quarter of 2011 increased 47% to $157.4 million from the $106.9 million generated in the second quarter of 2010, primarily attributable to both higher commodity prices and increased production volumes. Sequentially, total revenues for the quarter increased 9%, almost entirely due to higher commodity prices.

Depreciation, depletion and amortization expense (“DD&A”) of $21.14 per barrel of oil equivalent (“Boe”) in the second quarter of 2011 increased 10% from $19.24 per Boe of DD&A in the comparable period in 2010, primarily due to a higher overall depletable base.  Lease operating expenses, before severance and ad valorem taxes, were $10.11 per Boe in the second quarter 2011, an increase of 3% compared to $9.83 per Boe in the second quarter of 2010.  Lease operating expenses increased 34% during second quarter 2011 due to higher product transportation costs as well as other expected cost increases from our South Texas operations.  Severance and ad valorem taxes decreased to $4.69 per Boe from $5.74 per Boe in the comparable period due to production shifting from Louisiana to Texas, coupled with higher than anticipated realized state tax benefits.

General and administrative expenses increased to $4.11 per Boe during the second quarter of 2011 from $3.96 per Boe in the same period in 2010. Interest expense decreased to $3.27 per Boe in the second quarter of 2011 compared to $4.05 per Boe for the same period in 2010.

Production & Pricing

Swift Energy’s second quarter 2011 production was 2.64 MMBoe, an increase of 30% when compared to 2010 second quarter production of 2.03 MMBoe. Natural gas production increased 70% while crude oil production increased 2% and NGL production increased 20% in the same period in 2011. Sequentially, production decreased slightly from the 2.65 MMBoe produced in the first quarter of 2011, as natural gas production, primarily in McMullen County, TX, was periodically curtailed throughout the quarter by a large pipeline operator and completely shut-in by them for approximately four days at the end of June.

The Company realized an aggregate average price of $60.29 per Boe during the quarter, up from the $51.80 per Boe average price received in the second quarter of 2010.  In the second quarter of 2011, average crude oil prices increased 44% to $112.09 per barrel from $77.83 per barrel realized in the same period in 2010.  For the same periods, average natural gas prices were $3.93 per thousand cubic feet (“Mcf”), an increase of 6% from the $3.72 per Mcf domestic average price realized a year earlier.  Prices for NGLs averaged $50.41 per barrel in the second quarter, a 20% increase from second quarter 2010 NGL prices of $41.92 per barrel.

Second Quarter Drilling Activity

In the second quarter of 2011, Swift Energy drilled eight operated development wells and participated in two non-operated wells.  In the Company’s South Texas core area, one operated and two non-operated, horizontal development wells were drilled to the Eagle Ford shale.  Six operated horizontal development wells were drilled in the Olmos formation.  All drilling activity in this area during the second quarter was in McMullen County, TX.

In Swift Energy’s Southeast Louisiana core area, one operated extension well was drilled in the Lake Washington field.

There are currently four operated rigs drilling in the Company’s South Texas core area.  Additionally, one operated and one non-operated drilling rig are active in the Central Louisiana/East Texas core area.

Operations Update:

South Texas Operations

In the Company’s South Texas core area, three operated and two non-operated wells were completed in McMullen County.  As a result of more efficient operations and a faster than anticipated pace of well completions, the Company returned its dedicated frac fleet to its vendor for approximately 50 days during the second quarter.  By the end of the second quarter, when this frac fleet returned to Swift Energy operations, a backlog of seven drilled but not yet completed wells existed.  This frac fleet is expected to average at least four well completions per month in the future.  The Company does not anticipate releasing this frac fleet again in 2011 and expects to have four to five operated drilling rigs running in South Texas by the end of the year.

In McMullen County, one Eagle Ford horizontal well and two Olmos horizontal wells were completed during the quarter.  The SMR EF 3H, with a lateral length of 4,850 feet was completed in the Eagle Ford shale and had an initial production rate of 1,230 barrels per day (“bbls/d”) of oil, 0.78 million cubic feet of gas per day (“MMcfg/d”) and 60 bbls/d of natural gas liquids, with flowing casing pressure of 1,975 psi on a 18/64” choke.

The R Bracken 38H Olmos well had an initial production rate of 7.5 MMcfg/d and 578 bbls/d of natural gas liquids, with flowing casing pressure of 5,475 psi on an 18/64” choke.  The SMR 1H Olmos well had an initial production rate of 1.2 MMcfg/d and 552 bbls/d of oil, with flowing casing pressure of 2,450 psi on a 20/64” choke.

Also in McMullen County, the Company’s joint venture partner completed the Bracken JV 8H and Anthony JV 1H during the second quarter.  The initial production rate of the Bracken JV 8H was 10.9 MMcfg/d with flowing casing pressure of 6,575 psi on a 20/64” choke.

The Anthony JV 1H had an initial production rate of 8.2 MMcfg/d with flowing casing pressure of 4,922 psi on a 20/64” choke.

To date in the third quarter, Swift Energy has fracture stimulated five horizontal wells in South Texas.  The R Bracken 40H Olmos well had an initial production rate of 6.2 MMcfg/d, 480 bbls/d of natural gas liquids and 12 bbls/d of oil, with flowing casing pressure of 5,800 psi on a 20/64” choke.  The Siddons 3H Olmos well had an initial production rate of 5.1 MMcfg/d and 398 bbls/d of natural gas liquids, with flowing casing pressure of 5,400 psi on a 20/64” choke.  The Whitehurst 3H Olmos well had an initial production rate of 608 bbls/d of oil, 1.4 MMcfg/d, and 106 bbls/d of natural gas liquids, with flowing casing pressure of 2,685psi on a 20/64” choke The remaining two wells completed this quarter are in various stages of flowback and are being tied into facilities.

The current pace of drilling and completion activity in this area will result in a total of twelve or more wells being fracture stimulated during the third quarter of 2011.

Southeast Louisiana

In the Lake Washington field in Plaquemines Parish, LA, the Company has completed the LL&E #5 (“Jelly Bowl”) well in its Lake Washington field in Plaquemines Parish, LA.  The initial production rate of this well was 2,294 bbls/d of oil and 1.2 MMcfg/d with flowing tubing pressure of 1,080 psi on a 26/64” choke setting.  The most recent test rate of this well was 799 bbls/d of oil and 2.4 MMcfg/d with flowing tubing pressure of 1,020 psi on a 32/64” choke setting.

A second well located on the west side of the field, the CM #420 (“Hershey”) well was recently drilled to a measured depth of 9,882 feet and encountered 150 feet of true vertical net pay in five productive horizons.  The initial production rate of this well was 399 bbls/d of oil and 0.12 MMcfg/d with flowing tubing pressure of 230 psi on a 40/64” choke setting.

Recompletion and production optimization work continued during the quarter at the Lake Washington field.  The average initial production response of four recompletions that were performed was approximately 280 gross Boe/d. The twenty-four production optimization projects that were carried out averaged an initial production response of approximately 126 gross Boe/d.

Central Louisiana/East Texas

In the Company’s Central Louisiana/East Texas core area, there was no drilling or completion activity during the second quarter.  The Company is currently drilling one operated well and is participating in one non-operated well, both targeting the Austin Chalk formation in the Burr Ferry field in Vernon Parish, LA.

In this same area during the third quarter, Swift Energy, with its partner, expanded its original joint operating area and has entered into another agreement to jointly develop acreage in a newly identified second operating area adjacent to the first operating area.

There are now approximately 73,000 gross acres leased in the first joint operating area in which Swift Energy holds a 50% working interest.  The Company also owns approximately 39,000 fee mineral acres in this area.

In the second joint operating area, there are now approximately 32,000 gross acres leased in which Swift Energy holds a 45% working interest.  The Company’s position in both areas is non-operated and additional leasing is expected to continue in both areas.

Drilling activity is under way in the first operating area and is expected to continue with up to two drilling rigs being active across both areas by the end of 2011.

Price Risk Management

Swift Energy has purchased natural gas floors that will cover more than 30% of its currently expected third quarter 2011 natural gas production at an average NYMEX strike price of $4.62 per MMBtu.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, August, 4, at 10:00 a.m. EDT to discuss second quarter 2011 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on August 4 until August 11, by dialing 706-645-9291 and using Conference ID # 76135726.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2011	2010	Percent Change	2011	2010	Percent Change
Revenues:
Oil & Gas Sales	$159,213	$105,051	52%	$303,414	215,076	41%
Other	(1,785)	1,849		(1,908)	1,670
Total Revenue	$157,428	$106,900	47%	$301,506	216,746	39%
Income From Continuing Operations	$26,682	$12,513	113%	$46,931	26,753	75%
Basic EPS – Continuing Operations	$0.62	$0.32	91%	$1.09	0.70	57%
Diluted EPS – Continuing Operations	$0.61	$0.32	91%	$1.08	0.69	57%
Net Cash Provided By Operating Activities – Continuing Operations	$125,225	$69,753	80%	$186,941	129,018	45%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$2.94	$1.83	60%	$4.40	3.40	29%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$105,520	$65,684	61%	$184,743	129,651	43%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$2.47	$1.72	44%	$4.34	3.41	27%
Weighted Average Shares Outstanding (Basic)	42,436	37,845	(12)%	42,313	37,749	(12)%
Weighted Average Shares Outstanding (Diluted)	42,665	38,103	(12)%	42,532	37,979	(12)%
EBITDA (non-GAAP measure)	$107,473	$67,286	60%	$202,411	137,661	47%
Production (MBoe) – Continuing Operations	2.64	2.03	30%	5.29	4.07	30%
Realized Price ($/Boe) – Continuing Operations	$60.29	$51.80	16%	$57.40	52.81	9%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 7.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

RECONCILIATION OF GAAP (A) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	June 30, 2011	June 30, 2010
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$26,682	$12,513	113%
Provision for Income Taxes	15,190	6,555
Interest Expense, Net	8,622	8,214
Depreciation, Depletion & Amortization & ARO (b)	56,979	40,004
EBITDA	$107,473	$67,286	60%

	Six Months Ended
	June 30, 2011	June 30, 2010
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$46,931	$26,753	75%
Provision for Income Taxes	27,434	15,136
Interest Expense, Net	17,010	16,540
Depreciation, Depletion & Amortization & ARO (b)	111,036	79,232
EBITDA	$202,411	$137,661	47%

	Three Months Ended
	June 30, 2011	June 30, 2010
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$125,225	$69,753	80%
Increases and Decreases In:
Accounts Receivable	(15,294)	(3,664)
Accounts Payable and Accrued Liabilities	(4,095)	(29)
Income Taxes Payable	219	167
Accrued Interest	(535)	(543)
Cash Flow Before Working Capital Changes – Continuing Operations	$105,520	$65,684	61%

	Six Months Ended
	June 30, 2011	June 30, 2010
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$186,941	$129,018	45%
Increases and Decreases In:
Accounts Receivable	(1,682)	(2,951)
Accounts Payable and Accrued Liabilities	(983)	10,780
Income Taxes Payable	217	41
Accrued Interest	250	(7,237)
Cash Flow Before Working Capital Changes – Continuing Operations	$184,743	$129,651	43%

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of June 30, 2011	As of December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$32,298	$86,367
Other Current Assets	68,298	71,427
Current Assets Held for Sale	-	564
Total Current Assets	100,596	158,358
Oil and Gas Properties	4,162,044	3,913,602
Other Fixed Assets	38,959	37,505
Less-Accumulated DD&A	(2,487,813)	(2,378,262)
	1,713,190	1,572,845
Other Assets	12,613	12,713
	$1,826,399	$1,743,916
Liabilities:
Current Liabilities	$142,541	$156,735
Long-Term Debt	471,746	471,624
Deferred Income Taxes	180,484	157,565
Asset Retirement Obligation	71,574	70,171
Other Long-term Liabilities	9,855	7,804
Stockholders’ Equity	950,199	880,017
	$1,826,399	$1,743,916

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Six Months Ended
	June 30, 2011	Per Boe	June 30, 2011	Per Boe
Revenues:
Oil & Gas Sales	$159,213	$60.29	$303,414	$57.40
Other Revenue	(1,785)		(1,908)
	157,428	59.62	301,506	57.04
Costs and Expenses:
General and Administrative, net	10,866	4.11	21,309	4.03
Depreciation, Depletion & Amortization	55,816	21.14	108,737	20.57
Accretion of Asset Retirement Obligation (ARO)	1,163	0.44	2,299	0.43
Lease Operating Costs	26,706	10.11	52,090	9.85
Severance & Other Taxes	12,383	4.69	25,696	4.86
Interest Expense, Net	8,622	3.27	17,010	3.22
Total Costs & Expenses	115,556	43.76	227,141	42.97
Income from Continuing Operations Before Income Taxes	41,872	15.86	74,365	14.07
Provision for Income Taxes	15,190	5.75	27,434	5.19
Income from Continuing Operations	26,682	10.10	46,931	8.88
Income from Discontinued Operations, Net of Taxes	14,346	NM	14,278	NM
Net Income	$41,028	NM	$61,209	NM

Additional Information:
Total Capital Expenditures	$116,540		$249,896
Capitalized Geological & Geophysical	$7,022		$14,176
Capitalized Interest Expense	$1,872		$3,748
Deferred Income Tax	$15,255		$26,077

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Six Months Ended
	June 30, 2011	June 30, 2010
Cash Flows From Operating Activities:
Net Income	$61,209	$26,664
(Gain) Loss From Discontinued Operations, Net of Taxes	(14,278)	89
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	108,737	77,303
Accretion of Asset Retirement Obligation (ARO)	2,299	1,929
Deferred Income Taxes	26,077	20,502
Stock Based Compensation Expense	5,939	4,905
Other	(5,240)	(1,741)
Change in Assets and Liabilities -
Decrease in Accounts Receivable	1,682	2,951
Increase (Decrease) in Accounts Payable and Accrued Liabilities	983	(10,780)
Decrease in Income Taxes Payable	(217)	(41)
Increase (Decrease) in Accrued Interest	(250)	7,237
Cash Provided by Operating Activities – Continuing Operations	186,941	129,018
Cash Provided by Operating Activities – Discontinued Operations	36	4
Net Cash Provided by Operating Activities	186,977	129,022

Cash Flows From Investing Activities:
Additions to Property and Equipment	(244,798)	(129,116)
Proceeds from the Sale of Property and Equipment	51	97
Cash Used in Investing Activities – Continuing Operations	(244,747)	(129,019)
Cash Provided by Investing Activities – Discontinued Operations	5,000	5,000
Net Cash Used in Investing Activities	(239,747)	(124,019)

Cash Flows From Financing Activities:
Net Proceeds From Issuance of Common Stock	1,990	1,775
Purchase of Treasury Shares	(3,289)	(1,763)
Cash Provided by (Used in) Financing Activities – Continuing Operations	(1,299)	12
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	(1,299)	12
Net Increase/(Decrease) in Cash and Cash Equivalents	(54,069)	5,015
Cash and Cash Equivalents at the Beginning of the Period	86,367	38,469
Cash and Cash Equivalents at the End of the Period	$32,298	$43,484

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	June 30, 2011	March 31, 2011	Percent Change		June 30, 2010	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,641	2,646	0%		2,028	30%
Natural Gas (Bcf)	7.87	7.88	0%		4.62	70%
Crude Oil (MBbl)	994	985	1%		979	2%
NGL (MBbl)	335	348	(4	) %	279	20%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$60.29	$54.51	11%		$51.80	16%
Natural Gas ($/Mcf)	$3.93	$3.82	3%		$3.72	6%
Crude Oil ($/Bbl)	$112.09	$98.61	14%		$77.83	44%
NGL ($/Bbl)	$50.41	$48.87	3%		$41.92	20%

SWIFT ENERGY COMPANY
THIRD QUARTER AND FULL YEAR 2011
GUIDANCE ESTIMATES

	Actual For Second Quarter 2011	Guidance For Third Quarter 2011			Guidance For Full Year 2011

Production Volumes (MMBoe)	2.64	2.56	-	2.76	10.7	-	11.2

Production Mix:
Natural Gas (Bcf)	7.87	7.99	-	8.61	33.1	-	34.7
Crude Oil (MMBbl)	0.99	0.89	-	0.96	3.71	-	3.87
Natural Gas Liquids (MMBbl)	0.34	0.34	-	0.36	1.48	-	1.55
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.39)	($0.25)	-	($0.75)	($0.50)	-	($1.00)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$9.75	$5.00	-	$10.00	$4.00	-	$6.00
NGL (per Bbl)
Percent of NYMEX Crude	49%	50%	-	60%	50%	-	60%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$10.11	$9.90	-	$10.60	$9.60	-	$10.10
Severance & Ad Valorem Taxes (as % of Revenue dollars)	7.8%	9.0%	-	10.0%	8.0%	-	9.0%
Other Costs:
G&A per Boe	$4.11	$4.10	-	$4.40	$3.90	-	$4.20
Interest Expense per Boe	$3.27	$3.10	-	$3.35	$3.05	-	$3.25
DD&A per Boe	$21.14	$21.00	-	$22.00	$20.75	-	$21.50
Supplemental Information:
Capital Expenditures
Operations	$107,646	$131,500	-	$150,600	$426,000	-	$482,000
Acquisitions/(Dispositions), net	---	-	-	-	($30,000)	-	($40,000)
Capitalized G&G (Note 4)	$7,022	$ 6,700	-	$ 7,300	$27,000	-	$29,000
Capitalized Interest	$1,872	$ 1,800	-	$ 2,100	$7,000	-	$ 9,000
Total Capital Expenditures	$116,540	$140,000	-	$160,000	$430,000	-	$480,000

Basic Weighted Average Shares	42,436	42,400	-	42,600	42,300	-	42,500
Diluted Computation:
Weighted Average Shares	42,665	42,700	-	42,900	42,600	-	42,800

Effective Tax Rate	36.3%	36.5%	-	37.5%	36.5%	-	37.5%
Deferred Tax Percentage	100%	95%	-	100%	94%	-	97%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.